Exhibit 10.1

OFFICE PURCHASE AND ASSUMPTION AGREEMENT
by and between
Premier Bank & Trust, National Association
and
The Commercial and Savings Bank of Millersburg, Ohio
Entered into as of the 23rd day of June, 2011

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SCHEDULES:

Schedule A —	Description of Owned Real Estate

Schedule B —	Description of Leased Real Estate and Office Lease

Schedule C —	Furniture, Fixtures and Equipment

Schedule D —	Assumed Contracts

Schedule E —	List of Leases, Safekeeping Items and Agreements

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OFFICE PURCHASE AND ASSUMPTION AGREEMENT
     This Office Purchase and Assumption Agreement (this “Agreement”), is made and entered into as of this 23rd day of June, 2011, by and between The Commercial and Savings Bank of Millersburg, Ohio, an Ohio banking corporation with its principal office at 91 North Clay Street, Millersburg, Ohio (“BUYER”) and Premier Bank & Trust, National Association, a national banking association with its principal office located at 2375 Benden Drive, Suite C, Wooster, Ohio (“SELLER”).
     WHEREAS, BUYER desires to purchase and assume from SELLER, and SELLER desires to sell and assign to BUYER, certain assets and liabilities associated with offices of SELLER as hereinafter described;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BUYER and SELLER hereby agree as follows:
PURCHASE AND ASSUMPTION.
1.1	Purchase and Sale of Assets. At the Closing (as defined in Section 6.1 hereof), BUYER shall purchase, acquire and assume, and SELLER shall sell and assign, the real estate and other assets described in Section 1.2 hereof (collectively, the “Assets”), and all leases for such real estate on which Offices (as defined below) are located, all of which are used in and/or relate to business conducted by SELLER at its branch offices known as and located at the sites described in Schedules A and B attached hereto and incorporated herein by reference, pursuant to the terms and conditions, and subject to the exceptions, set forth herein. The foregoing offices are collectively referred to as the “Offices” and each, individually, as an “Office.” The transactions contemplated by this Agreement and the purchase of assets and assumption of liabilities provided for herein is referred to herein as the “Acquisition.”
1.2	Transfer of Assets. Subject to the terms and conditions of this Agreement, SELLER shall assign, transfer, convey and deliver to BUYER, on and as of the Closing Date (as defined in Section 6.1 hereof) free and clear of any liens, encumbrances or impairments whatsoever except those expressly agreed by BUYER, the Assets, which shall include the following:
(a)	Owned Real Estate. All of SELLER’s right, title and interest in and to the real estate described in attached Schedule A on which an Office is situated, together with all of SELLER’s rights in and to all improvements thereon and all easements rights, privileges and appurtenances associated therewith (the “Owned Real Estate”). Schedule A identifies the Owned Real Estate by street address, legal description and/or tax parcel number;
(b)	Leased Real Estate. A good and valid leasehold estate, with terms reasonably acceptable to BUYER (it being understood that assignment of the Office Lease, as defined below, in its current form or without any material changes shall be acceptable to BUYER), in the real estate described in attached Schedule B created by a certain lease agreement (the “Office Lease”) relating to the referenced Office (the “Leased Real Estate”), specifically identified on Schedule B by street address, legal description and tax parcel number. Schedule B also identifies the Office Lease;
(c)	Furniture and Equipment. All of SELLER’s right, title and interest to the furniture, fixtures and equipment located at the Offices as of the Closing Date (the “Fixed Assets”), free and clear of any liens or impairments whatsoever. A preliminary listing of the Fixed Assets is contained in Schedule C attached hereto, provided, however, that such Fixed Assets shall specifically exclude, among other items (unless otherwise agreed by the parties prior to Closing), teller software, branch capture software, branch capture CPUs, controllers, servers, sign “skins” with SELLER’s name, printed supplies and documents and other materials bearing any SELLER or affiliate name and/or logo, network communications equipment and related devices, leased or licensed software, and marketing fixtures. A final listing of specific items included in the Fixed Assets will be provided by SELLER, subject to final approval by BUYER, prior to the Closing;

(d)	Safe Deposit Business. All of SELLER’s right, title and interest to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 1.3(c)(ii) hereof) conducted at the Offices as of the close of business on the Closing Date;
(e)	Cash on Hand. All cash on hand at the Offices as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers’ cash;
(f)	Prepaid Expenses. All prepaid expenses recorded or otherwise reflected on the books of SELLER and attributable to the Offices as of the close of business on the day immediately preceding the Closing Date (a preliminary listing of which has been provided by SELLER to BUYER as of the date hereof). A final listing of prepaid expenses will be provided by SELLER to BUYER, subject to BUYER’s approval, at Closing. Any and all prepaid expenses incurred by SELLER with respect to the Offices subsequent to the date hereof shall be subject to the prior written consent of BUYER;
(g)	Office Loans. All right, title and interest in and to all those loans and/or letters of credit set forth in a confidential listing provided by SELLER to BUYER concurrently with the signing of this Agreement, together with such other loans and/or letters of credit that BUYER and SELLER may mutually agree upon prior to the Closing, less any loans that may be removed from the Office Loans by the mutual agreement of BUYER and SELLER, free and clear of any and all liens or encumbrances whatsoever (other than interests of third parties that are subordinate to those of SELLER), and any loans not over thirty (30) days outstanding that are automatically created as the result of an overdraft of a Deposit Account pursuant to an overdraft protection program offered by SELLER (“Overdraft Loans”), except for those Overdraft Loans which are charged to credit card accounts not transferred to the BUYER hereunder. Such loans shall be referred to herein individually and collectively as the

“Office Loans.” BUYER shall have the option, at its sole discretion, to include in the Office Loans any loans originated by the Offices in the markets served by such Offices between the date of this Agreement and the Closing. The final confidential listing of Office Loans will be provided by SELLER to BUYER as of the Closing;
(h)	Records of the Offices. All records and documents related to the Assets transferred or liabilities assumed by BUYER as may exist and are available, whether or not physically maintained at the Offices (in whatever form or medium then maintained by SELLER) including, but not limited to, those relating to (i) the Deposit Accounts and (ii) the promissory notes, files and documents and instruments relating to the Office Loans; and
(i)	Contracts or Agreements. All of SELLER’s right, title and interest in and to the maintenance and service agreements related to the Offices, provided the same are assignable without consent and without cost to BUYER or SELLER, and any other contracts or agreements listed on Schedule D annexed hereto and made a part hereof (the “Assumed Contracts”).
Any other assets of SELLER not included in the foregoing (a) through (i) shall remain the property of SELLER and shall not be sold or transferred to BUYER pursuant to this Agreement.
1.3	Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, BUYER shall:
(a)	Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to BUYER by SELLER pursuant to this Agreement, including those identified in Section 1.2 above;
(b)	Deposit Liabilities. Assume and thereafter discharge, pay in full and perform all of SELLER’s obligations and duties relating to the Deposit Liabilities attributable to the Offices. The term “Deposit Liabilities” means all of SELLER’s obligations, duties and liabilities of every type and character relating to all deposit accounts attributable to the Offices as of the Closing (a preliminary confidential listing of which has been provided by SELLER to BUYER as of the date of this Agreement) other than (i) KEOGH accounts, (ii) deposit accounts securing any loan of SELLER which is not an Office Loan, for which BUYER assumes no liability, (iii) deposits of SELLER employees who are not Transferred Employees (as defined below), and (iv) deposits of current directors of SELLER and its affiliates. The deposit accounts referred to in the immediately preceding sentence (the “Deposit Accounts”) include, without limitation, passbook, statement savings, checking, Money Market and NOW accounts, certificates of deposit and Individual Retirement Accounts (“IRAs”) for which SELLER has not received, on or before the Closing Date, the written advice from the account holder of such account holder’s objection or failure to accept BUYER as successor. The “obligations, duties and liabilities” referred to in the definition of Deposit Liabilities include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms (including the accrual and payment of interest following the Closing), and the duty to supply all applicable reporting forms for periods following the Closing Date including, without limitation, IRS Form 1099 reports relating to the Deposit Accounts to be filed and provided after the Closing Date relating to interest accrued after the Closing Date;
(c)	Liabilities Under Leases/Safe Deposit Business. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of SELLER arising after the Closing Date with respect to:
(i)	the Office Lease, the Assumed Contracts, and any safe deposit leases which are sold, assigned or transferred to BUYER by SELLER pursuant to this Agreement;

(ii)	the safe deposit business of the Offices, including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in advance to SELLER, subject to the provisions of the applicable leases or other agreements relating to such boxes. At the Closing, SELLER shall pay to BUYER, in the manner specified in Section 6.4 hereof, the amount of rental payment previously received by SELLER for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date; and

(iii)	all safekeeping items and agreements listed on Schedule E to this Agreement and delivered to BUYER by SELLER pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to BUYER by SELLER hereunder; and
(d)	Other Liabilities. Fully and timely perform and discharge, as the same may be or become due, any Assumed Contracts, the Office Lease, and all additional liabilities and obligations of SELLER as of the date of this Agreement, which are reflected on the books of SELLER as being attributable to an Office as of the close of business on the Closing Date and which are set forth in a listing provided by SELLER at Closing and approved by BUYER. No additional liabilities and obligations of SELLER shall be incurred subsequent to the date of this Agreement without the prior written consent of BUYER.
1.4	Payment of Funds. Subject to the terms and conditions hereof, at the Closing:
(a)	Consideration. SELLER shall pay and transfer to BUYER, in the manner specified in Section 6.4 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the Closing Date) as of the close of business on the Closing Date, plus $166,000, less an amount equal to the sum of:

(i)	the amount of cash on hand at the Offices transferred to BUYER as of the close of business on the Closing Date pursuant to Section 1.2(e); and

(ii)	the book value of the Owned Real Estate as reflected on SELLER’s books as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

(iii)	the net aggregate book value as reflected on SELLER’s books of the Fixed Assets, as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

(iv)	a premium (the “Premium”) of five percent (5%) of the aggregate “Eligible Deposits” (as hereinafter defined) of the Offices as of the close of business on the Closing Date between $70 million and $77 million; provided, however, that if the aggregate Eligible Deposits are less than $70 million, the Premium shall be $3.5 million, and if the aggregate Eligible Deposits exceed $77 million, the Premium shall be $3.85 million. If Eligible Deposits exceed the sum of $77 million as of the Closing, BUYER and SELLER may, by mutual consent, except certain Deposits from the Acquisition. The term “Eligible Deposits” shall mean the average aggregate principal balance of all Deposit Liabilities of the Offices for a period commencing ten (10) days prior to the Closing Date and ending at the close of business on the Closing Date, and

(v)	the amount of prepaid expenses described in Section 1.2(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and

(vi)	the outstanding principal balance of the Office Loans (including Office Loans added between the date of this Agreement and the Closing Date upon the consent of BUYER and any loans substituted or added pursuant to this section, less any loans removed upon the mutual agreement of BUYER and SELLER), together with accrued and unpaid interest thereon and any and all late fees relating thereto computed as of the close of business on the Closing Date, less any loan loss reserves for such Office Loans set forth on the confidential listing provided pursuant to Section 1.2(g), which shall be updated as of the Closing Date. The aggregate principal balance of the Office Loans, prior to any reductions for agreed upon loan loss reserves, shall total $8.5 million. In the event the aggregate principal balance of the Office Loans as required in the preceding sentence does not total $8.5 million, SELLER shall have the right to add or substitute other loans to increase the principal amount to the required level, which loans shall be subject to the reasonable approval of BUYER.
The sum of the foregoing items (i) through (vi) above is the “Acquisition Consideration.” In the event that the Acquisition Consideration exceeds the aggregate amount to be transferred by SELLER pursuant to the first paragraph of this Section 1.4(a), the full amount of such excess shall constitute an amount due from BUYER to SELLER, and shall be paid to SELLER at the Closing in the manner specified in Section 6.4 hereof. The parties shall execute a Preliminary Settlement Statement at the Closing and a Final Settlement Statement post-Closing in accordance with section 6.4 hereof, in a form mutually agreed upon by the parties.
(b)	Reimbursement and Proration of Certain Expenses. All other expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.2(f) hereof and deferred expenses described in Section 1.3(d) hereof, including, without limitation, real estate taxes and assessments which are a lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices, shall be prorated between SELLER and BUYER as of the close of business on the day immediately preceding the Closing Date; provided, however, that all real estate taxes and assessments, to the extent payable by SELLER and/or BUYER, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. Any security deposits relating to the Leased Real Estate shall be credited to the SELLER at Closing. With respect to premiums paid to the Federal Deposit Insurance Corporation (“FDIC”) for deposit insurance for the Deposit Liabilities, the proration of FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which SELLER has prepaid premiums to the FDIC but during which BUYER has held or will hold the Deposit Liabilities. Any credits to the SELLER at Closing will be debited from the amount to be paid in the first paragraph of Section 1.4(a), and any credits to BUYER shall be added to such amount. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.4 hereof.

(c)	Expenses Relating to Real Property and other Assets. The transfer (or conveyance) fees relating to the Owned Real Estate and the costs, fees and expenses of all title commitments, title guaranties and title examinations relating to the procurement of the Title Commitments related to the Owned Real Estate and the Leased Real Estate referred to in Sections 2.1(b) and 5.2(f) herein, shall be allocated to, and shall be borne, solely and exclusively by SELLER. The costs, fees and expenses relating to the premiums, including any endorsements for extended coverage, for all title insurance policies (net of the costs of all title commitments, guaranties and examinations), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of SELLER’s interest in the Leased Real Estate including, but not limited to, any conveyance fees, taxes, recording costs and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall likewise be borne, solely and exclusively, by SELLER. To the extent BUYER requests SELLER or its attorneys to seek certain title endorsements or removal of exceptions noted on the title commitments, BUYER shall reimburse SELLER at Closing for its attorney fees related thereto. In no event shall SELLER be required to undertake any negotiations with the title insurance companies for any matters that relate to the scope of title insurance coverage or the Permitted Exceptions. As provided in Section 6.4, BUYER shall be credited at the Closing for all the costs, fees and expenses allocated to SELLER pursuant to this Section 1.4(c) but paid by BUYER, and BUYER shall be credited at the Closing for all of the costs, fees and expenses allocated to BUYER pursuant to this Section 1.4(c) but paid by SELLER. If this transaction does not close by virtue of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses set forth in this Section 1.4(c). If this transaction does not close for any other reason, each party shall reimburse the other party upon termination of this Agreement for such party’s share of expenses pursuant to this Section 1.4(c) so that each party shall pay the same share of expenses as it would have paid at Closing.

(d)	Insurance Premium Refunds. With respect to the Insured Office Loans as defined in Section 7.2(j) herein, SELLER shall provide a credit to BUYER in a sum equal to the unearned premiums relating to the Insured Office Loans to compensate BUYER, in advance, for estimated refunds otherwise payable to SELLER in conjunction with future payoffs of such Insured Office Loans prior to maturity (the “Premium Settlement Payment” herein). Such Premium Settlement Payment shall be calculated as of the Closing Date and shall appear as a credit to BUYER in the Final Settlement Statement referenced in Section 6.4 herein.

2.	CONDUCT OF THE PARTIES PRIOR TO CLOSING.
2.1	Covenants of SELLER. SELLER hereby covenants to BUYER that, from the date hereof until the Closing:
(a)	Operation of the Offices. SELLER shall continue to operate the Offices in a manner substantially equivalent to that employed immediately prior to the date of this Agreement.

Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, except as may be required to obtain the required authorizations referred to in Section 2.3 of this Agreement and except as may be otherwise required by a regulatory authority, SELLER shall not, without the prior consent of BUYER:
(i)	permit any Office to engage or participate in any transaction or incur or sustain any obligation except in the ordinary course of business;

(ii)	permit any Office to transfer to SELLER’s other operations any Assets, except for (A) supplies, if any, which have unique function in the business of SELLER and its affiliates and ordinarily would not be useful to BUYER, (B) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices, (C) any current loans not included as Office Loans, and (D) any loans originated by the Offices in the markets served by them after the date hereof and prior to the Closing that are not included as Office Loans;

(iii)	permit the Offices to transfer to SELLER’s other operations any Deposit Liabilities other than (A) Deposits Liabilities securing loans made by SELLER which are not Office Loans, (B) Deposit Liabilities owned in whole or in part by employees of SELLER who are not Transferred Employees, or (C) Deposit Liabilities of

current directors of SELLER or its affiliates, except in the ordinary course of business at the unsolicited request of depositors, or cause any of SELLER’s other operations to transfer to the Offices any Deposit Liabilities, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that SELLER shall be permitted to make such transfers of any Deposit Liabilities to or from the Offices as are in the normal course of business;

(iv)	invest in any Fixed Assets on behalf of any Office, except for commitments made on or before the date of this Agreement which are disclosed to BUYER on Schedule C of this Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

(v)	enter into or amend any continuing contract (other than those related to Deposit Liabilities, safe deposit agreements, and loans which are not included as Office Loans), which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination;

(vi)	make any change to its customary policies for setting rates on deposits offered at the Offices.
(b)	Title Commitments for Real Estate. SELLER shall deliver to BUYER, at SELLER’ s expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty (30) days after the date of this Agreement, a commitment or commitments (the “Title Commitments”), having an effective date as near as practicable to the date of delivery of such Title Commitments, from a title insurance company designated by SELLER and reasonably satisfactory to BUYER, to issue to BUYER as soon as practicable after the Closing Date, as applicable, an American Land Title Association (“ALTA”) owners (Form B, 1970, Rev 1984) and/or a leasehold title insurance (1975 Form) policy having an effective date as of the Closing Date, covering the Owned Real Estate and the Leased Real Estate, in an amount equal to the book value for the Owned Real Estate as reflected on SELLER’s books as of the end of the month immediately preceding the month in which the Closing occurs, and the amount of the leasehold interest, based on the remaining rental payments due under the balance of the remaining term of the lease to be transferred to BUYER pursuant to the Office Lease, subject to the exceptions specified in the Title Commitments. If title to all or part of the Owned Real Estate or Lease Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment other than the Permitted Exceptions (as defined below), then BUYER shall provide written notice thereof to SELLER. SELLER shall have thirty (30) days after written notice thereof from BUYER, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment but, if SELLER does not, BUYER may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty (30) days thereafter. If such defect or encumbrance or other matter is not cured after such thirty (30) day period, in addition to any other rights which BUYER may have hereunder, BUYER shall have the right to (i) terminate this Agreement by written notice to SELLER, (ii) negotiate, at BUYER’S cost, with the title company for certain endorsements to the standard insurance coverage to address any such defects or encumbrances, or (iii) waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate is being sold by SELLER to BUYER hereunder free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions, and the conveyance by limited warranty deed to be delivered by SELLER pursuant hereto shall be subject only to the Permitted Exceptions. SELLER also shall execute and deliver to BUYER at the time of Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may reasonably require to delete any inapplicable standard exceptions appearing as “Schedule B” items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey. SELLER also shall execute and deliver a so-called “FIRPTA” affidavit at Closing.
(c)	Required Authorizations. SELLER shall obtain and procure all necessary internal corporate and other approvals and authorizations, if any, required by SELLER to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

(d)	Creation of Liens and Encumbrances. With respect to the Owned Real Estate, SELLER shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

(e)	Condemnation. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then SELLER shall promptly notify BUYER thereof, and BUYER may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings (which, if received prior to Closing, shall be paid by SELLER to BUYER at Closing), or terminate this Agreement. If BUYER terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder, except as may otherwise be expressly provided.

(f)	Insurance Proceeds and Casualty Payments. SELLER shall maintain adequate insurance on all the Owned Real Estate, Leased Real Estate and Fixed Assets. In the event of any damage or destruction affecting such Assets between the date hereof and the time of the Closing, SELLER shall deliver to BUYER at the Closing any such insurance proceeds received by SELLER as a result thereof (adding into such amount the amount of any deductible), to the extent of the applicable amount in Section 1.4(a)(ii) with respect to Owned Real Estate and to the extent of the amount set forth in Section 1.4(a)(iii) with respect to the Fixed Assets, as the case may be, unless SELLER has repaired or replaced the damaged or destroyed property.

(g)	IRAs. Not later than thirty (30) days prior to the expected Closing Date, SELLER shall, at SELLER’s expense, mail notice of SELLER’s resignation as Custodian and the appointment of BUYER as the Successor Custodian, effective upon Closing, of each IRA maintained at the Offices. The notice shall include such other information that is mutually agreed upon by SELLER and BUYER.

(h)	Assignment of Office Lease. SELLER shall obtain (i) any written consent of any such landlord as shall be necessary for the effective assignment of the Office Lease and the assumption thereof by BUYER as of the Closing Date, and (ii) any consent necessary to assign or transfer to BUYER, or substitute BUYER as landlord under, the lease by which a third-party leases space in the Owned Real Estate, each in form and content reasonably satisfactory to BUYER, it being understood that, in the case of the foregoing (i) and (ii), that the assignment of said leases in their current form or without material changes shall be satisfactory to BUYER. In the event any such necessary assignment is not obtained, or other arrangements reasonably satisfactory to BUYER are not made, by the Closing, BUYER may, upon written notice to SELLER, terminate this Agreement. The assignment and assumption by BUYER of the Office Lease shall be in a form mutually agreed upon by the parties and reasonably acceptable to the Lessor under such Office Lease.

(i)	SELLER shall permit representatives of BUYER to attend such meetings of SELLER with regard to the Offices and business of the Offices as BUYER may reasonably request, to review such books and records of

SELLER as may reasonably be relevant to the transactions contemplated hereby, and to consult with SELLER with regard to any Office Loans.

(j)	SELLER shall make available to BUYER the opportunity to include in the Office Loans, at BUYER’s sole discretion, any new loans originated at the Offices in the markets served by them between the date hereof and the Closing Date.

(k)	SELLER shall provide to BUYER copies of any blueprints and schematic drawings it may have in its possession for the Owned Real Estate.
2.2	Covenants of BUYER. BUYER hereby covenants to SELLER that, from the date hereof until the Closing:
(a)	Regulatory Applications. BUYER shall prepare and submit for filing, at no expense to SELLER, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of BUYER or any affiliate of BUYER for the Acquisition to be consummated on the terms set forth herein and for BUYER to operate the Offices following the Closing. BUYER shall provide SELLER with a draft copy of each application, filing, registration, and notification for SELLER’s approval prior to filing, which approval by SELLER will not be unreasonably withheld or delayed. Such applications will be submitted to SELLER in draft form within thirty (30) days from the date of this Agreement and filed by BUYER without delay following SELLER’s approval of such applications; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement. Thereafter, BUYER shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated on the terms set forth herein and for BUYER to operate the Offices following the Closing. BUYER shall deliver to SELLER evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). BUYER shall also deliver to SELLER a copy of each material notice, order, opinion and other item of correspondence received by BUYER from such federal and state authorities (except for any confidential portions thereof) and shall advise SELLER, at SELLER’s request, of developments and progress with respect to such matters.

(b)	Required Authorizations. BUYER shall obtain and procure all necessary corporate and other approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.
(c)	Satisfaction of Conditions. BUYER shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to SELLER’s obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, BUYER shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.
(d)	Cooperation Regarding Leased Real Estate. BUYER shall, at SELLER’s request in connection with SELLER’s obtaining the consents specified in Section 2.1(h), advise, in writing, the lessor of Leased Real Estate, of BUYER’s intent to assume and comply with the terms of the Office Lease (as to matters arising from and after the Closing Date) and provide to such lessor with any financial or other information reasonably requested in connection therewith.
2.3	Covenants of All Parties. SELLER hereby covenants to BUYER, and BUYER hereby covenants to SELLER that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.
3.	REPRESENTATIONS AND WARRANTIES.
3.1	Representations and Warranties of SELLER. SELLER represents and warrants to BUYER as follows:
(a)	Good Standing and Power of SELLER. SELLER is a banking association validly existing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. SELLER is an “insured bank” as defined in the Federal Deposit Insurance Act.
(b)	Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action and shareholder action (if any) on the part of SELLER, and this Agreement is a valid and binding obligation of SELLER, subject to the application of applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally.
(c)	Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by SELLER and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Articles of Association or By-Laws of SELLER, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which SELLER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or SELLER’s ability to perform its obligations hereunder.
(d)	Title to Real Estate And Other Assets. SELLER or an affiliate is the sole owner of each of the Assets (other than the Leased Real Estate and the Owned Real Estate) free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, SELLER or an affiliate is the sole owner of a fee simple interest in, and has good and marketable title to, such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions. SELLER or an affiliate has a valid leasehold interest in the Leased Real Estate pursuant, and subject to, the Office Lease and has the use of the Leased Real Estate pursuant to the Office Lease.
(e)	Zoning Variations. As of the date of this Agreement, SELLER has no knowledge of receipt of any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the Owned Real Estate or Leased Real Estate, or knowledge of the intention of any such authority to provide such notice.
(f)	Condemnation Proceedings. SELLER has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.
(g)	Taxes. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by SELLER relating to the Offices prior to the date of Closing shall be paid in full as of the Closing Date or SELLER shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by SELLER shall remain the property of SELLER.
(h)	Operations Lawful. To the knowledge of SELLER, the conduct of banking business at the Offices is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.
(i)	Third-Party Claims. There are no actions, suits or proceedings, pending or, to SELLER’s knowledge, threatened against or affecting SELLER which, if determined adversely to SELLER, could have a material adverse effect on the aggregate value of the banking business and Assets of the Offices.
(j)	Insurance. SELLER maintains such insurance on the Offices and the Fixed Assets as may be required or as is customary in the business of banking.
(k)	Labor Relations. No employee located at any of the Offices is represented, for purposes of collective bargaining, by a labor organization of any type. SELLER has no knowledge of any efforts during the past three years to unionize or organize any employees at any Office, and no material claim related to employees at the Offices under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of SELLER’s knowledge, threatened against or with respect to SELLER.

(l)	Governmental Notices. SELLER has not received notice from any federal or state governmental agency indicating that it would oppose or not approve, if required, the transactions contemplated by this Agreement.
(m)	Environmental. There are no actions, proceedings or investigations pending before any environmental regulatory body, federal or state court with respect to or threatened against or affecting SELLER in respect of any Office under any Environmental Law (as defined in Section 7.5) and in connection with any release of any Hazardous Substance (as defined in Section 7.5) nor, to the best knowledge e of the executive officers of SELLER, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which SELLER is a plaintiff or complainant. To the knowledge of SELLER, SELLER is not responsible in any material respect under any applicable Environmental Law for any release by SELLER or for any release by any other person at or in the vicinity of any Office of a Hazardous Substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, nor is SELLER responsible for any material costs (as a result of the acts or omissions of SELLER, or, to the actual knowledge of the executive officers of SELLER, as a result of the acts or omissions of any other person) of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over SELLER to prevent or minimize any actual or threatened release by SELLER on premises of any Hazardous Substances into the environment which would endanger the public health or the environment.
(n)	Access to Real Estate. To SELLER’s knowledge, no fact or condition exists which would result in the termination or impairment of access to the

Owned Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services, and sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate are in material compliance with applicable governmental regulations.
(o)	Mechanic’s Liens. SELLER has paid or will pay in full prior to Closing all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant of the Owned Real Estate and the Leased Real Estate, and no actual or potential mechanic’s lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.
(p)	Personal Property. Schedule C is a preliminary listing of Fixed Assets owned by SELLER and located at the Offices. A final listing of Fixed Assets will be provided to BUYER by SELLER prior to the Closing Date.
(q)	Assumed Contracts and Office Lease. Schedule D is a true and accurate schedule of all Assumed Contracts related to the Offices. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms and SELLER has no knowledge of any actual or threatened breach or threatened termination of any such Assumed Contract or claims or defenses thereto by the other party(ies) thereto.
(r)	Office Loans. SELLER is the sole owner of each Office Loan and no Office Loan is subject to any lien, pledge or encumbrance superior to the rights of SELLER in such loan, other than liens for taxes which are not yet due and payable. No consents of any third-parties are required for transfer of the Office Loans to BUYER as provided in this Agreement. As of the date hereof the Office Loans are not, and as of the Closing will not be, past due more than ninety (90) days in accordance with their respective terms or on non-accrual status on the books of SELLER. SELLER has provided BUYER with the current classification of each Office Loan as of the date hereof (corresponding to asset classifications by the Office of the Comptroller of the Currency). As to each Office Loan, such loan is adequately documented, is enforceable in accordance with its terms, SELLER has no knowledge of any claims, defenses, or set-off rights by any third parties with respect thereto, including borrowers, and SELLER has an enforceable security interest in collateral where applicable.
3.2	Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as follows:
(a)	Good Standing and Power of BUYER. BUYER is a banking corporation validly existing and in good standing under the laws of the State of Ohio with corporate power to own its properties and to carry on its business as presently conducted. BUYER is an “insured bank” as defined in the Federal Deposit Insurance Act.
(b)	Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER, subject to the application of applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally.
(c)	Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation, Code of Regulations or other governing documents of BUYER, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which BUYER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on BUYER’s ability to perform its obligations hereunder.
(d)	Governmental Notices. BUYER has not received notice from any federal or state governmental agency indicating that it would oppose or not approve, if required, the transactions contemplated by this Agreement and has no reason to believe any such agency may oppose or not approve the Acquisition.
4.	ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE BENEFIT PLANS.
4.1	Employment of Employees.
(a)	BUYER shall extend offers of employment, to be effective as of the Closing Date, to such employees of the Offices as it may, at its sole discretion, select, and shall provide SELLER with a listing of same not less than fifteen (15) calendar days prior to the Closing Date. Employees accepting employment with BUYER are referred to as the “Transferred Employees”. Nothing contained in this Agreement shall create any rights in any third parties, including but not limited to SELLER employees, or restrict or prohibit BUYER and any Transferred Employee from entering into an agreement satisfactory to both Buyer and the Transferred Employee.
(b)	SELLER will cooperate with BUYER, to the extent reasonably requested and legally permissible, to provide BUYER with information about the employees of the Offices including, without limitation, providing BUYER with the personnel files of those employees of the Offices who provide SELLER with their written consent thereto, and a means to meet with the subject employees. SELLER’s managerial and supervisory employees will not participate in any way in the hiring decisions of BUYER.
4.2	Terms and Conditions of Employment. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by BUYER’ s policies, procedures, and programs; provided, however, that BUYER agrees that each Transferred Employee shall be provided employment subject to the following terms and conditions:
(a)	Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of BUYER. BUYER shall provide such Transferred Employees with credit for the Transferred Employee’s period of service with SELLER (including any service credited from predecessors by merger or acquisition to SELLER) towards the calculation of eligibility and vesting for such purposes as vacation, sick days, personal days, severance and other benefits, and participation and vesting in BUYER’s qualified pension and/or profit sharing 401(k) plans, as such plans may exist (but not for purposes of funding of accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing Date).
(b)	Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of BUYER, as such plans may exist, on and after the Closing Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees.
(c)	Except as provided herein, SELLER shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, and (ii) any employee benefits arising under SELLER’s employee benefit plans and employee programs prior to the Closing Date including but not limited to benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to any employees who may have been on leave prior to the Closing Date. BUYER shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees after the Closing Date, and (ii) any employee benefits arising under BUYER’s employee benefit plans and employee programs after the Closing Date. From and after the Closing Date, Transferred Employees shall be considered “at will “ employees of BUYER and BUYER shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by BUYER from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the Closing Date. To the extent permitted under BUYER’s applicable 401(k) plan, SELLER and BUYER shall cooperate in arranging for the transfer to BUYER’s 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies Sections 414(1) and 411(d)(6) of the Internal Revenue Code, as amended, of those accounts held under SELLER’s 401(k) plan on behalf of Transferred Employees.
4.3	Compliance with Law. SELLER agrees that it shall comply with any and all applicable requirements, if any, under the Worker Adjustment and Retraining Notification Act in connection with the transaction contemplated by this Agreement. SELLER hereby agrees to indemnify and to hold BUYER harmless from and against any and all liability, loss, cost, and expense, however arising, as a result of the failure of SELLER to comply with its obligations as set forth in this section.
4.4	Actions to be Taken by SELLER. SELLER covenants to BUYER that it will do or cause the following to occur:
(a)	Employee Benefit Programs. From the date hereof through the Closing Date, SELLER’s obligations to employees of the Offices, including Transferred Employees, will be as set forth in established policies of SELLER, and SELLER shall continue its employee benefit programs in full force and effect. After the Closing, SELLER shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. BUYER shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of SELLER, except with respect to eligibility and vesting as set forth in Section 4.2 above.
(b)	Employees of the Offices. From the date of this Agreement through the Closing, SELLER shall not, without BUYER’s prior written consent (i) hire any new employee of any Office or increase the aggregate full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by SELLER for the Offices at the date hereof, (ii) terminate any employee of the Offices, unless such person is terminated for cause as determined at the sole discretion of SELLER or otherwise pursuant to existing SELLER policies or procedures, (iii) increase the compensation of any Transferred Employee except pursuant to existing SELLER policies and procedures, (iv) promote any employee of the Offices except pursuant to existing SELLER policies and procedures or (v) transfer or reassign any employee of the Offices (other than a transfer of any employee who is not a Transferred Employee, which shall be in SELLER’s sole discretion).
The obligations of SELLER and BUYER pursuant to Sections 4.1 through 4.4 shall survive the Closing.
5. CONDITIONS PRECEDENT TO CLOSING.
5.1	Conditions to SELLER’s Obligations. The obligations of SELLER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by SELLER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
(a)	Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired.

(b)	Corporate Action. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition and BUYER shall have furnished SELLER with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.
(c)	Representations and Warranties. The representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date in a form reasonably acceptable to SELLER.
(d)	Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by SELLER, and BUYER shall have delivered to SELLER a Certificate to that effect, dated as of the Closing Date in a form reasonably acceptable to SELLER.
(e)	No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of SELLER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and SELLER shall have been furnished with a Certificate, in a form reasonably acceptable to SELLER, dated as of the Closing Date and signed by the Chairman, President, or such other officer as may be duly authorized by the Board of Directors of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

(f)	SELLER shall have received, in form and substance reasonably satisfactory to SELLER, all consents, approvals or waivers of third parties (other than regulatory approvals and consents and approvals related to the Owned Real Property and Leased Real Property), the failure of which to receive would materially adversely affect the economic or business benefits of the Acquisition to SELLER.
5.2	Conditions to BUYER’s Obligations. The obligations of BUYER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:
(a)	Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been received and shall be in full force and effect, with terms satisfactory to BUYER, and all applicable waiting periods shall have expired.
(b)	Corporate Action. The Board of Directors of SELLER shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition and SELLER shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of SELLER evidencing the same.
(c)	Representations and Warranties. The representations and warranties of SELLER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date in a form reasonably acceptable to BUYER.
(d)	Covenants. Each and all of the covenants and agreements of SELLER to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by SELLER, or waived by BUYER, and SELLER shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date in a form reasonably acceptable to BUYER.
(e)	No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BUYER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and BUYER shall have been furnished with a Certificate, in a form reasonably acceptable to BUYER, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of SELLER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.
(f)	Real Property. The Title Commitments (as defined in Section 2.1(b) herein) shall have been delivered to BUYER, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions. BUYER shall have been provided the opportunity to inspect the Owned Real Estate and shall be reasonably satisfied that there are no material defects or damages to the Owned Real Estate (normal wear and tear excepted) and, in the event there are material defects or damage, BUYER and SELLER shall have negotiated corresponding adjustments to the book value of such Owned Real Estate reasonably satisfactory to both parties.
(g)	Fixed Assets. There shall have been no material alteration in or adjustment to the Fixed Assets except with the written consent of BUYER. It will not be considered to be a material alteration or adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.1(f) herein and SELLER complies with said Section 2.1(f), (ii) SELLER makes additions to the Fixed Assets with the prior written consent of BUYER, (iii) SELLER makes additions to the Fixed Assets without BUYER’s consent in order to correct emergency situations which are threatening to impair SELLER’s operations at an Office, or (iv) additions to Fixed Assets otherwise permitted by this Agreement.
(h)	BUYER shall have received, in form and substance reasonably satisfactory to BUYER, all consents, approvals or waivers of third parties (other than regulatory approvals and consents and approvals related to the Owned Real Property and Leased Real Property), the failure of which to receive would materially adversely affect the economic or business benefits of the Acquisition to BUYER.
(i)	There shall have been no material adverse change in the business or prospects of SELLER or the Offices or in the condition of the Office Loans from the date hereof.
(j)	The Office Loans (including Office Loans added between the date of this Agreement and the Closing Date upon the consent of BUYER and any loans substituted or added pursuant to the terms of this Agreement) as of the Closing Date shall have an outstanding principal balance of $8.5 million. In the case of Office Loans which are set forth on the confidential listing provided pursuant to Section 1.2(g) concurrently with the signing of this Agreement, no such loan shall have been downgraded from its classification as of the date of this Agreement.
5.3	Waivers of Conditions Precedent. The conditions specified in Sections 5.1 and 5.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and SELLER at or prior to the Closing.
6. CLOSING.
6.1	Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the “Closing”) at such location as shall be mutually agreed upon by BUYER and SELLER, on a date to be mutually agreed upon by BUYER and SELLER which date is after all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired. The precise date on which the Closing shall occur (the “Closing Date”) shall be confirmed by the parties in writing not less than five (5) days after receiving all required regulatory approvals.
6.2	SELLER’s Actions at Closing. At the Closing (unless another time is specifically stated), SELLER shall, with respect to the Offices:
(a)	deliver to BUYER at the Offices such of the Assets purchased hereunder as shall be capable of physical delivery; and
(b)	execute, acknowledge and deliver to BUYER all such limited warranty deeds (qualified, as necessary, to reflect all Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets sold or assigned to BUYER hereunder and such other documents as the title company may reasonably require; the originals of all blueprints,construction plans, specifications and plat relating to the Owned Real Estate, which are now in SELLER’s possession; and such other documents or instruments as may be reasonably required by BUYER, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing;
(c)	execute, acknowledge and deliver to BUYER a duly executed and recordable assignment to BUYER of the Office Lease and deliver to BUYER any (i) written consent of any such landlord as shall be necessary for the effective assignment of the Office Lease and the assumption thereof by BUYER, and (ii) consent necessary to assign or transfer to BUYER, or substitute BUYER as landlord under, the lease by which a third-party leases space in the Owned Real Estate, in each case in form and content reasonably satisfactory to BUYER it being understood that, in the case of the foregoing (i) and (ii), that the assignment of said leases in their current form or without material changes shall be satisfactory to BUYER.
(d)	assign, transfer, and make available to BUYER such of the following records as exist and are available and maintained at the Offices (in whatever form or medium then maintained by SELLER) pertaining to the Deposit Liabilities and Office Loans:
(i)	signature cards and IRA plan and account documents (which will be provided in electronic media form and format acceptable to BUYER and delivered directly to BUYER from SELLER’s image storage vendor. BUYER shall contract directly with such vendor, at BUYER’s expense, to obtain paper copies of electronically stored documents); and
(ii)	other orders, contracts, and agreements between SELLER and depositors of the Offices with respect to the Deposit Liabilities and borrowers with respect to Office Loans, and records of similar character (which may be provided, at the option of SELLER, in electronic format on CD-ROM or otherwise) excepting, specifically (A) W8 and W9 forms which BUYER may obtain from customers, (B) internally generated CTR and SAR forms, and

(C) retail loan credit information (for which no paper-based documents are maintained by SELLER), any relevant tax forms and documents; and
(iii)	a true and accurate trial balance listing of records of accounts.
(e)	assign, transfer, and deliver to BUYER such safe deposit and safekeeping files and records (in whatever form or medium then maintained by SELLER) pertaining to the safe deposit business of the Offices transferred to BUYER hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Offices, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Offices for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and
(f)	make available and transfer to BUYER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BUYER pursuant to the terms of this Agreement; and
(g)	execute, acknowledge and deliver to BUYER all certificates and other documents required to be delivered to BUYER by SELLER at the Closing pursuant to the terms of this Agreement; and
(h)	assign by endorsement in a form reasonably satisfactory to BUYER the documents and files pertaining to the Office Loans, including, but not limited to, any and all contracts, promissory notes and other evidence of indebtedness and liens related to the Office Loans together with the loan file and records (in whatever form or medium then maintained by SELLER) pertaining to such Office Loans; and
(i)	assign to BUYER all of SELLER’ s rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets.

6.3	BUYER’s Actions at the Closing. At the Closing (unless another time is specifically stated in Section 6.4 hereof), BUYER shall:
(a)	execute, acknowledge, and deliver to SELLER, to evidence the assumption of the liabilities and obligations of SELLER by BUYER hereunder, an instrument of assumption in the form mutually agreed upon by BUYER and SELLER. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;
(b)	receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to BUYER by SELLER hereunder and BUYER shall be responsible for coordinating with the title companies to effectuate the recording of limited warranty deeds on or after Closing and securing gap insurance coverage in the event the limited warranty deeds are recorded post-closing, at BUYER’S sole cost and expense; and
(c)	execute and deliver to SELLER such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to BUYER hereunder as SELLER may reasonably request at or before the Closing;
(d)	pay to SELLER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to SELLER at the Closing pursuant to the terms of this Agreement;
(e)	execute, acknowledge and deliver to SELLER all Certificates and other documents required to be delivered to SELLER by BUYER at the Closing pursuant to the terms hereof;
(f)	execute, acknowledge and deliver to SELLER an agreement wherein BUYER assumes obligations with respect to the Office Lease and Assumed Contracts and the IRAs for all periods following the Closing

Date with respect thereto in a form mutually agreed upon by BUYER and SELLER; and
(g)	execute, acknowledge and deliver a letter of credit indemnity agreement, pertaining to letters of credit, if any, included in the Office Loans, in a form reasonably acceptable to SELLER.
6.4	Methods of Payment. Subject to the adjustment procedures set forth in this Section 6.4, the transfer of the funds, if any, due to BUYER or to SELLER, as the case may be, shall be made on the Closing Date in immediately available United States Dollars. At least two business days prior to the Closing, SELLER and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to Section 1.4(a) hereof, shall be computed based upon (a) the aggregate book value plus accrued interest of the Office Loans as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, (b) cash on hand at the Offices as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and Individual Retirement Accounts which have become IRAs as a result of the written appointment of BUYER as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, and the parties shall execute a preliminary closing statement in a form mutually agreed upon by BUYER and SELLER. Furthermore, within ten (10) business days after the Closing, the parties shall make appropriate post-closing adjustments, consistent with the provisions of Section 1.4 hereof, based upon actual Deposit Accounts as of the Closing Date, Office Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the Preliminary Closing Statement, and shall execute the Final

Settlement Statement in a form mutually agreed upon by the parties. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.
6.5	Availability of Closing Documents. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, Ohio time, five (5) days prior to the Closing Date.
6.6	Effectiveness of Closing. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.4, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.
7.	CERTAIN TRANSITIONAL MATTERS.
7.1	Transitional Action by BUYER. After the Closing, unless another time is otherwise indicated:
(a)	BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by BUYER or SELLER; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of SELLER with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this Section 7.1 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by SELLER and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to BUYER more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. BUYER shall submit and file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities after the Closing Date. The provisions of this subsection 7.1(a) shall in no way limit BUYER’s duties or obligations arising under Section 1.3(b) hereof.
(b)	Not earlier than the time of procurement of all applicable regulatory approvals required for consummation of the transactions contemplated by this Agreement nor later than ten days prior to the Closing Date, BUYER shall notify all depositors of the Offices by letter, acceptable to SELLER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of BUYER’s pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain SELLER deposit-related services and/or SELLER’ s debit card and automatic teller machine (“ATM”) services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, BUYER may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by BUYER and the conversion of said accounts to BUYER accounts, including the provision of checks and debit and ATM cards to appropriate depositors using the forms of BUYER with instructions to such depositors to utilize such BUYER checks and debit and ATM cards on and after the Closing Date and thereafter to destroy any unused checks on SELLER’s forms and any SELLER debit and ATM cards. The expenses of the printing, processing and mailing of such letter notices and providing new BUYER checks and other forms and written materials and replacement debit and ATM cards to appropriate customers shall be borne by BUYER.

Before Closing, except as provided in this paragraph, BUYER will not contact SELLER’s customers except joint customers in the normal course of business and except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, BUYER shall provide, at no cost to SELLER, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Office Loans occurring subsequent to the Closing Date. Any and all such notices, communications, and filings which may be required to be provided prior to the Closing Date shall be submitted on a timely basis for review by SELLER and shall be subject to the written approval of SELLER prior to delivery to any third party. BUYER shall provide, at its sole cost and expense, that any and all customer and other notices, communications, and filings provided by BUYER hereunder, including the substance and timing of same, fully comply with the requirements of applicable law and regulation.
(c)	BUYER shall promptly pay to SELLER an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to SELLER or BUYER after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such deposit account for items cashed by SELLER as of the close of business on the Closing Date.
(d)	All tasks and obligations concerning the provision of data processing services to or for the Offices after the Closing, other than those specifically set forth in Section 7.2(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, BUYER.

(e)	Not later than the close of business on the business day immediately following the Closing Date, BUYER shall supply suitable government-backed securities as security for any deposits of governmental units or other public deposits included among the Deposit Liabilities for which SELLER had provided similar security.
(f)	As soon as practicable but not more than ten (10) business days after the Closing Date, BUYER shall prepare and transmit at BUYER’s expense to each of the obligors on Office Loans transferred to BUYER pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to BUYER at the address specified by BUYER, with BUYER’s name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of BUYER as the person to whom and place at which payments are to be made. BUYER shall submit and file any required reports on IRS Form 1098 with respect to interest collected on Office Loans for the full calendar year in which the Closing Date occurs including interest collected during the period prior to the Closing Date.
(g)	If the balance due on any Office Loan transferred to BUYER pursuant to this Agreement has been reduced by SELLER as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to SELLER after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by BUYER to SELLER.
(h)	BUYER shall use its reasonable best efforts to cooperate with SELLER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder.

(i)	BUYER hereby grants to SELLER and its representatives access to the Offices until the close of business on second business day following the Closing Date or such other later date and time as the parties may agree, at no cost or expense to SELLER, for conduct of activities consistent with this Agreement in conjunction with the transactions contemplated hereby and to remove from the Offices any assets of SELLER not transferred to BUYER hereunder without cost to BUYER.
(j)	The duties and obligations of Buyer in this Section 7.1 shall survive the Closing.
7.2	Transitional Actions by SELLER. After the Closing, unless another time is otherwise indicated:
(a)	SELLER shall cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder. SELLER shall provide final statements as of the Closing Date, as appropriate, for the Deposit Liabilities, reflecting interest and service charges pro-rated to the close of business on the Closing Date. SELLER shall submit and file any required reports on IRS Form 1099 with respect to interest paid on Deposit Liabilities through the Closing Date. SELLER shall provide to BUYER information regarding interest collected on Office Loans during the calendar year in which the Closing Date occurs, up to and including the Closing Date.
(b)	SELLER’s sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Offices after the Closing Date, if any, shall be as set forth in this Section 7.2(b). As soon as practicable following the date of this Agreement, SELLER shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Office Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained at the

Offices (such Deposit Accounts, Office Loans and safe deposit business, if applicable, hereinafter called the “Accounts”). As soon as practicable following the date of this Agreement, SELLER shall provide to BUYER file formats relating to the Accounts and up to three (3) sets of test tapes or other media reasonably acceptable to BUYER related to the Accounts in generic form which are machine readable in form specified by BUYER. By not later than 3:00 P.M. local Wooster, Ohio time on the business day immediately following the Closing Date, SELLER shall make the foregoing documents and materials available for pick-up by BUYER. BUYER shall review and analyze such materials including, but not limited to, the file formats and tapes or other such media, and shall advise SELLER in writing of any defects or concerns relating thereto not later than ten (10) business days following receipt thereof.
(c)	Prior to the Closing Date, SELLER shall cooperate with BUYER in making Transferred Employees available at reasonable times for whatever program of training BUYER deems advisable; provided, however, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees, and BUYER shall reimburse SELLER for any employee expenses incurred by SELLER in connection with such training. BUYER shall make request of SELLER for training opportunities prior to the Closing Date and consent by SELLER shall not be unreasonably withheld. Such requests, shall specify the time, duration and place of such training.
(d)	SELLER shall cooperate with BUYER to make provision for the installation of teller and platform equipment in the Offices subject to approval by SELLER; provided, however, that BUYER shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of SELLER or the Offices.

(e)	SELLER shall resign as custodian of each IRA account maintained at the Offices and assign the custodianship of such accounts to BUYER upon Closing subject to receipt of applicable customer consents and other provisions of this Agreement including the provisions of section 8.10 hereof.
(f)	SELLER shall terminate its ATM/debit card service effective as of close of business on the business day preceding the Closing Date or such other date and time as SELLER and BUYER may agree. SELLER shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing and, further, BUYER shall assume all responsibility and liability with respect thereto following the Closing. SELLER will continue to redirect and/or pass through relevant Automated Clearing House (“ACH”) transactions on Deposit Accounts for a period of ninety (90) days following the Closing Date.
(g)	As of the opening of business on the first business day after the Closing Date, SELLER and BUYER shall provide the appropriate Federal Reserve Bank (the “FRB”) with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Office Loans (hereinafter collectively referred to as “Paper Items”). BUYER shall bear all charges and costs imposed by the FRB in connection with the reassignment of account number ranges for sorting the Paper Items.
In the event the FRB and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to BUYER with the result that such Paper Items are presented to SELLER, by not later than 3:00 p.m. local time on each business day following the Closing and continuing for ninety (90) days after the Closing, SELLER will make available to BUYER for pick up from SELLER’s offices or the offices of SELLER’s agent and/or processor all of the Paper Items which are received by SELLER from the FRB and/or any regional or local clearinghouse during the morning of each such business day on an “as-received basis.” At the same time SELLER shall also make available to BUYER information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming ACH items as well as outstanding ATM transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by SELLER for each of the Deposit Accounts and/or the Office Loans. BUYER shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of BUYER within thirty (30) days following the Closing Date. Except as otherwise expressly provided herein, SELLER shall provide the foregoing at no charge to BUYER for a period not to exceed thirty (30) days from the Closing Date, except that BUYER shall pay any charges assessed to SELLER by the FRB, any national or local clearinghouse and/or SELLER’s agent and/or processor to the extent such assessments relate to the Deposit Accounts or Office Loans. BUYER shall be responsible for pick up of the data to be provided by SELLER. Except as otherwise expressly provided herein, BUYER shall be responsible for processing any and all ACH returns received subsequent to the Closing directly through the appropriate Federal Reserve Bank. SELLER and BUYER shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.2(g) might be affected promptly.
SELLER shall not be liable to BUYER for any failure to provide the data required by this Section 7.2(g) to the extent any such failure results from causes beyond SELLER’s control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein SELLER and/or its agent processor has been unable to process inclearings from the FRB or such clearinghouse.
(h)	SELLER shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty (20) days prior to the Closing Date, notify all depositors of the Offices and all borrowers of any Office Loan by letter acceptable to BUYER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of BUYER’s pending assumption of the Deposit Liabilities and acquisition of the Office Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain SELLER deposit-related services and/or SELLER’s debit card and ATM services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be shared equally by BUYER and SELLER.
(i)	For a period of sixty (60) days after the Closing Date, SELLER will forward to BUYER, within two (2) business days of receipt, payments received by SELLER with respect to the Office Loans. BUYER will forward, within two (2) business days of receipt, payments received by BUYER with respect to any loans not assigned to BUYER under this Agreement. BUYER and SELLER further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan. BUYER shall reimburse SELLER within thirty (30) days of notice by SELLER to BUYER for any payments tendered by borrowers which were credited to the outstanding balance of any Office Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and SELLER shall assign to BUYER any rights of SELLER to recovery of such payments as against the relevant borrower.

(j)	SELLER shall forward notice to appropriate carriers for single premium prepaid life and A&H/Disability insurance related to the Office Loans (the “Insured Office Loans”) of BUYER’s acquisition of the Insured Office Loans within thirty (30) days following the Closing Date. Such notice shall identify BUYER as the new obligee of the Insured Office Loans and shall direct the insurance carriers to forward any premium refunds otherwise payable to SELLER with respect to the Insured Office Loans following the Closing (the “Premium Refunds”) to BUYER. In the event that, following the Closing, any such Insured Office Loans are paid in full prior to maturity and BUYER receives a Premium Refund, BUYER shall credit the account of such Insured Office Loan customer with the appropriate portion of any such Premium Refund. The Premium Settlement Payment by SELLER shall constitute the only obligation of SELLER to BUYER with respect to matters pertaining to Premium Refunds, and BUYER shall be responsible for any and all payments or credits due or owing the Insured Office Loan customers with respect to payment in full of the Insured Office Loans prior to maturity. The Premium Settlement Payment defined in Section 1.4(d) herein shall be calculated as of the Closing Date and based upon SELLER’s actual commission rate on loans with such insurance coverage.

(k)	The duties and obligations of the parties in this section 7.2 shall survive the Closing.
7.3	Overdrafts and Transitional Action. Overdrafts on the Deposit Accounts will be the responsibility and risk of BUYER except to the extent that such overdrafts are thirty (30) days or more past due..

7.4	ATMs and Debit Cards.
(a)	SELLER shall provide to BUYER, no later than sixty (60) days prior to the Closing Date, a test tape, along with a file format or file layout and a production tape thirty (30) days before the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the Offices and shall notify the appropriate processor to deactivate the operation of the such ATM and debit cards completely or to deactivate or disconnect the Deposit Accounts from such ATM and debit cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the such ATM and debit cards shall have settled prior to the Closing Date. All transactions and activity related to the SELLER ATM and debit cards for Deposit Accounts transferred to BUYER following the Closing Date which are received or forwarded to SELLER will be accepted and forwarded by SELLER to BUYER along with all corresponding funds. SELLER thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to BUYER.
(b)	SELLER agrees to deactivate the ATMs located at the Offices on or before the business day cutoff on the day prior to the Closing Date. Thereafter, BUYER shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

(c)	BUYER and SELLER agree to cooperate with each other to assure that all transactions originated through the ATM or originated with ATM cards prior to or on the Closing Date shall be for the account of SELLER and all transactions originated after the Closing Date shall be for the account of BUYER. A post closing adjustment shall be made in the manner set forth in Section 6.4 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

(d)	For a period of four (4) years from the Closing, BUYER shall permit any customer or employee of SELLER to use BUYER’s ATMs located at the Offices without the imposition of any transaction fee, surcharge or “foreign use” charges by BUYER.

(e)	The obligations of the parties under this Section 7.4 shall survive the Closing.
7.5	Environmental Matters.
(a)	Within thirty (30) days of the date of this Agreement, SELLER shall provide to BUYER, at SELLER’s expense, copies of Phase I environmental site assessments (the “Phase I Assessments” herein) for all Owned Real Estate.

(b)	If such Phase I Assessments reasonably indicated the necessity or desirability of further investigation to determine whether or not an Environmental Hazard exists at such Owned Real Estate, BUYER shall notify SELLER in writing, not later than ten (10) days receipt of same, of BUYER’ s desire to have an environmental consultant selected by BUYER (the “Environmental Consultant”), to the extent reasonable and appropriate, conduct Phase II environmental site assessments ( the “Phase II Assessments” herein). Any such further investigation or testing shall be conducted in such a manner so as not to interfere with the normal operation of the Office(s) involved. All such Phase II Assessments shall be (i) conducted at BUYER’s expense, (ii) treated as information subject to Section 8.1 of this Agreement, and (iii) completed not less than sixty (60) days after the signing of this Agreement.

(c)	SELLER shall have a period of two (2) business days from receipt of such notice to elect, at its sole option, to consent to conduct of the Phase II Assessment or BUYER may elect to terminate this Agreement.
(i)	In the event that the Phase II Assessment is conducted and the Environmental Consultant discovers an Environmental Hazard during any such Phase II Assessment at any single parcel of Owned Real Estate, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of BUYER should it acquire such Owned Real Estate, BUYER may, at its sole option, elect to terminate this

Agreement or to lease from SELLER such single parcel of Owned Real Estate pursuant to a Lease Agreement with terms satisfactory to BUYER at its sole discretion.

(ii)	During the term of such Lease Agreement, in the event that SELLER shall deliver to BUYER a report of a qualified environmental engineer or consultant, acceptable in form and content to BUYER, certifying that the Environmental Hazard, at or on any such parcel of Owned Real Estate which is the subject of the Lease Agreement, has been remediated to the extent reasonably required under applicable Environmental Laws, BUYER may elect to purchase such parcel of Owned Real Estate at the net book value as of the Closing Date.
(d)	BUYER agrees that it and the Environmental Consultant shall conduct any Phase II Assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.

(e)	Any lease of a parcel of Owned Real Estate pursuant to this Section 7.5 shall in no way affect the transfer of any related assets or liabilities, other than such parcel of Owned Real Estate, to the BUYER at the Closing.

(f)	For purposes of this Section 7.5, the term “Environmental Law” shall mean any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority, (i) relating to the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, asbestos, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.); the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.).

(g)	For purposes of this Section 7.5, the term “Environmental Hazard” shall mean the presence of any Hazardous Substance in violation of, and reasonably likely to require material remediation costs under, applicable Environmental Laws.

(h)	For purposes of this Section 7.5, the term “Hazardous Substance” shall mean any substance, whether liquid, solid, or gas, (i) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law including, without limitation, asbestos; (ii) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (iii) the use or disposal of which is regulated under Environmental Law.
7.6	Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.
8.	GENERAL COVENANTS AND INDEMNIFICATION.
8.1	Confidentiality Obligations of BUYER. From and after the date hereof, BUYER and its affiliates and parent company shall treat all information received from SELLER concerning the business, assets, operations, and financial condition of SELLER and its affiliates, and its and their customers (including without limitation the Offices), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER and its affiliates, if any, or in the public domain or received from a third person not known by BUYER to be under any obligation to SELLER; and BUYER shall not use any such information for any purpose except in furtherance of the transactions contemplated hereby (including in the filing of required regulatory applications, provided that, if available, a confidential treatment request will be made regarding such confidential information). Upon any termination of this Agreement, BUYER shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information received from or on behalf of SELLER in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.1 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices; provided, however, that neither BUYER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.1 if BUYER shall be required to disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by SELLER that all information provided to BUYER related to the Acquisition may be provided to BUYER’s affiliates as necessary for the purpose of consummating the Acquisition. The covenants and obligations of BUYER hereunder shall survive the Closing and any earlier termination of this Agreement.

8.2	Confidentiality Obligations of SELLER. From and after the date hereof, SELLER, its affiliates and its parent corporation shall treat all information received from BUYER concerning BUYER’s business, assets, operations, and financial condition as confidential, unless and to the extent SELLER can demonstrate that such information was already known to SELLER or its affiliates or in the public domain, and SELLER shall not use any such for any purpose except in furtherance of the transactions contemplated hereby (including in the filing of required regulatory applications, provided that, if available, a confidential treatment request will be made regarding such confidential information). Upon any termination of this Agreement, SELLER shall promptly return all documents and workpapers containing, and all copies of, any such information received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of SELLER contained in this Section 8.2 are of the essence and shall survive any termination of this Agreement; provided, however, that neither SELLER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.2 if SELLER shall be required to disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BUYER that all information provided to SELLER related to the Acquisition may be provided to SELLER’s affiliates for the purpose of consummating the Acquisition. The covenants and obligations of SELLER hereunder shall survive the Closing and any earlier termination of this Agreement.

8.3	Indemnification by SELLER. From and after the Closing Date, SELLER shall indemnify, hold harmless, and defend BUYER from and against all claims, losses, liabilities and obligations, including reasonable attorneys’ fees and expenses (collectively, “Losses”), which BUYER may receive, suffer or incur arising out of, relating to or in connection with any actions, suits or proceedings (other than any proceedings to prevent or limit the consummation of the Acquisition) related to (i) operations and transactions occurring prior to the Closing and which involve the Assets transferred, the Deposit Liabilities, the Office Loans or the safe deposit business being transferred to BUYER and (ii) the operations at the Offices prior to the Closing Date. The obligations of SELLER under this Section 8.3 shall be contingent upon BUYER giving SELLER written notice (i) of receipt by BUYER of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.3, including copies thereof, and (ii) of the assertion of any claim or demand relating to the operation of the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing, including, to the extent known to BUYER, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen days of the receipt by BUYER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. SELLER shall have the right to take over BUYER’s defense in any such actions, suits, or proceedings through counsel selected by SELLER, to compromise and/or settle the same (provided that no such settlement shall be made without BUYER’s prior written consent unless such settlement solely consists of the payment of money by SELLER and BUYER receives a complete release in connection therewith) and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The covenants and obligations of SELLER hereunder shall survive the Closing and any earlier termination of this Agreement. The availability of indemnification pursuant to this section shall not prevent BUYER from seeking any other remedy otherwise available to BUYER, including remedies at law or in equity.

8.4	Indemnification by BUYER. From and after the Closing Date, BUYER shall indemnify, hold harmless and defend SELLER from and against Losses which SELLER may receive, suffer, or incur arising out of, relating to or in connection with (i) SELLER’ s compliance with instructions from BUYER made pursuant to Section 7.4 of this Agreement and not related to any negligence or malfeasance on the part of SELLER, (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities, the Office Loans, the safe deposit business being transferred to BUYER or the other obligations and liabilities assumed pursuant to this Agreement or (iii) the operations at the Offices after the Closing Date. The obligations of BUYER under this Section 8.4 shall be contingent upon SELLER giving BUYER written notice (i) of the receipt by SELLER of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.4, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed by BUYER on or after the Closing, including, to the extent known to SELLER, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by SELLER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BUYER shall have the right to take over SELLER’s defense in any such actions, suits, or proceedings through counsel selected by BUYER, to compromise and/or settle the same (provided that no such settlement shall be made without SELLER’s prior written consent unless such settlement solely consists of the payment of money by BUYER and SELLER receives a complete release in connection therewith) and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The covenants and obligations of BUYER hereunder shall survive the Closing and any earlier termination of this Agreement. The availability of indemnification pursuant to this section shall not prevent SELLER from seeking any other remedy otherwise available to SELLER, including remedies at law or in equity.

8.5	Solicitation of Customers by BUYER Prior to Closing. At any time prior to the Closing Date, BUYER will not, and will not permit any of its affiliates to, conduct any marketing, media or customer solicitation campaign which is specifically and directly targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by BUYER pursuant to this Agreement to discontinue their account or business relationships with SELLER or its affiliates.

8.6	Solicitation of Customers by SELLER After the Closing. From the date of this Agreement and for four (4) years following the Closing Date, SELLER will not directly solicit (a) deposit accounts from customers whose Deposit Liabilities and/or Office Loans are assumed or acquired by BUYER pursuant to this Agreement, (b) refinancing of Office Loans from borrowers whose Office Loans are being acquired by BUYER hereunder or (c) any persons located within a ten (10) mile radius of any Office to provide to such persons any retail, commercial, fiduciary, or wealth management services; provided, however, that the foregoing (a), (b) and (c) shall not apply to (i) existing customers of SELLER offices other than the Offices or persons who are employees or current directors of SELLER, Ohio Legacy Corp or any other affiliate of SELLER (ii) any general advertisement or solicitation by SELLER regarding its banking products or other services, or (iii) any person who becomes a customer of SELLER or seeks the services provided by SELLER on such person’s own initiative. The covenants and obligations of SELLER hereunder shall survive the Closing.

8.7	Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, SELLER agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of BUYER, shall be necessary and appropriate to vest in BUYER the legal and equitable title to the Assets of SELLER being conveyed to BUYER hereunder. Further, BUYER, at its sole cost and expense, shall prepare and shall file, or shall cause to be prepared and filed, with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to BUYER any security interests and other rights of SELLER in and to collateral securing the Office Loans. SELLER shall cooperate with BUYER in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement provided, however, that nothing contained herein shall relieve BUYER of its obligations as set forth herein. The covenants and obligations of the parties hereunder shall survive the Closing.

8.8	Operation of the Offices. Except as otherwise expressly provided in this Agreement, after the Closing Date neither SELLER, nor its subsidiaries or affiliates shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and BUYER shall take such action as may, in its judgment, be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. Upon the Closing, BUYER shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words “Premier Bank and Trust,” “Premier,” “Ohio Legacy,” the name of any affiliate of SELLER or any derivations thereof. Preceding the Closing, SELLER shall cooperate with any reasonable requests of BUYER directed to obtaining specifications for the procurement of new signs of BUYER’s choosing for installation by BUYER of new signs immediately following the close of business on the Closing Date; provided, however, that BUYER’s receipt of all sign specifications shall be obtained by BUYER in a manner that does not significantly interfere with the normal business activities and operations of the Offices and shall be at the sole and exclusive expense of BUYER. SELLER Will retain its signs located at the Offices. BUYER shall remove the “skins” of SELLER’s signs with SELLER’s name and logo and shall hold them pending retrieval by SELLER. It is understood by the parties hereto that, with the exception of the “skins,” all mounting facilities, electronics and components for the signs shall be considered as Fixed Assets for purposes of this Agreement. The covenants and obligations of the parties hereunder shall survive the Closing.

8.9	Information After Closing. For a period of seven (7) years following the Closing, upon written request of SELLER to BUYER or BUYER to SELLER, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request. The covenants and obligations of the parties hereunder shall survive the Closing.

8.10	Individual Retirement Accounts. All IRAs related to the Offices that shall not have been transferred to BUYER by the close of business on the thirtieth (30th) day following the Closing may be retained by SELLER at its option, and for any such IRAs retained, SELLER shall advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such IRAs to the account holders.

8.11	Covenant Not to Compete. From and after the Closing and for a period of four (4) years following the Closing Date, SELLER and its affiliates shall not, and shall not enter into any agreement to, (i) provide to any persons located within a ten (10) mile radius of any Office retail, commercial, fiduciary, or wealth management services, or (ii) own, operate or use any building, office or other facility or premises located within a ten (10) mile radius of any Office for the purpose of operating a branch or loan production office; provided, however, that the foregoing (i) shall not apply to (A) existing customers of SELLER offices other than the Offices or persons who are employees or current directors of SELLER, Ohio Legacy Corp or any other affiliate of SELLER, (B) any general advertisement or solicitation by SELLER regarding its banking products or other services, or (C) any person who becomes a customer of SELLER or seeks the services provided by SELLER on such person’s own initiative. The covenants and obligations of SELLER hereunder shall survive the Closing.

8.12	Non-solicitation of Employees. BUYER and SELLER agree that for a period of twenty-four (24) months from the date of this Agreement, or for a period of twenty-four (24) months from such date as this Agreement may be terminated pursuant to Section 9 hereof, neither BUYER nor SELLER nor any of their respective subsidiaries or affiliates will:

(a)	Directly or indirectly solicit for employment or employ any persons who are employees of the other party or its subsidiaries or affiliates on the date hereof (except in the case of BUYER, the employment of any Transferred Employees after the Closing); or

(b)	directly or indirectly solicit for employment or employ any other persons who are employees of the other party or its subsidiaries or affiliates on the date hereof and with whom the party has had contact or who became known to the party solely in conjunction with any phase of the Acquisition (except in the case of BUYER, the employment of any Transferred Employees after the Closing) whether prior to execution of this Agreement or subsequent thereto. As used solely in this Section 8.12(b), the term “solicit” shall not be deemed to include general advertisements or general solicitations that are not targeted or directed specifically to individuals who are employees of the other party or its subsidiaries or affiliates. Subject to the prohibitions contained in Section 8.12(a), nothing in this Section 8.12(b) shall prohibit the parties or their respective affiliates or subsidiaries from hiring a person covered by this Section 8.12(b) who contacts the hiring party on their own initiative (and not in response to solicitation by the hiring party in violation of this section) or a person covered by this subsection 8.12(b) who is no longer in the employ of the other party or its subsidiaries or affiliates at the time of such solicitation.
The covenants and obligations of the parties hereunder shall survive the Closing and any earlier termination of this Agreement.
9.	TERMINATION.
9.1	Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of SELLER and BUYER.

9.2	Termination by SELLER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of SELLER:
(a)	in the event of a material breach by BUYER of this Agreement;

(b)	in the event any of the conditions precedent specified in Section 5.1 of this Agreement (i) has not been met as of the date specified for such condition in this Agreement or if no date is specified, the Closing Date, or (ii) in the reasonable determination of SELLER, is not capable of being met, and in the case of either (i) or (ii), has not been waived by SELLER;

(c)	in the event any regulatory approval for the consummation of the Acquisition is denied by any applicable regulatory authority;

(d)	on or after the date which is 180 calendar days following the date of this Agreement (the “Termination Date”) if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by SELLER;

(e)	in the event that there is a material adverse change in the financial condition or results of operation of BUYER, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of SELLER, may hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement; or

(f)	in the event that BUYER fails to obtain by October 31, 2011, any required regulatory approval of which it is BUYER’s responsibility to obtain, and in the event of such a termination BUYER shall pay to SELLER the actual costs, fees and expenses incurred by SELLER in connection with this Agreement and the Acquisition, including, without limitation, attorneys’ fees, filing costs and out of pocket expenses subject to a maximum payment of $150,000; or

(g)	in the event that SELLER or any of its affiliates receives from a third party any unsolicited proposal to acquire both of the Offices that SELLER, in its sole discretion, determines to pursue, and in the event of such a termination (and only in such event), SELLER shall pay to BUYER a termination fee of $150,000.
The payment obligations of BUYER under Section 9.2(f) and the payment obligations of SELLER under Section 9.2(g) shall survive any termination of this Agreement pursuant to such sections.

9.3	Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BUYER:
(a)	in the event of a material breach by SELLER of this Agreement;

(b)	in the event any of the conditions precedent specified in Section 5.2 of this Agreement (i) has not been met as of the date specified for such condition in this Agreement or if no date is specified, the Closing Date, or (ii) in the determination of BUYER, is not capable of being met, and in the case of either (i) or (ii), has not been waived by BUYER;

(c)	in the event any regulatory approval required for consummation of the Acquisition is denied by any applicable regulatory authority;

(d)	in the event that there is a material adverse change in the financial condition or results of operation of the Offices, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of BUYER, may hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(e)	on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by BUYER;

(f)	in the event any regulatory approval required for consummation of the Acquisition is received but imposes any condition that, in BUYER’s reasonable judgment, is unduly burdensome, such that the economic or business benefits of the Acquisition would be materially adversely affected or which condition would unduly burden the operations of BUYER upon completion of the Acquisition; or

(g)	in the event that SELLER fails to obtain by October 31, 2011, any required regulatory approval of which it is SELLER’s responsibility to obtain, and in the event of such a termination SELLER shall pay to BUYER the actual costs, fees and expenses incurred by BUYER in connection with this Agreement and the Acquisition, including, without limitation, attorneys’ fees, filing costs and out of pocket expenses subject to a maximum payment of $150,000.
The payment obligation of SELLER under Section 9.3(g) shall survive any termination of this Agreement pursuant to such section.

9.4	Effect of Termination. The termination of this Agreement pursuant to Sections 9.2 or 9.3 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.
10.	MISCELLANEOUS PROVISIONS.
10.1	Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

10.2	Certificates. All statements contained in any certificate (“Certificate”) delivered by or on behalf of SELLER or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.
10.3	Termination of Representations and Warranties. The respective representations and warranties of SELLER and BUYER contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:
(a)	those representations and warranties contained in any limited warranty deeds delivered by SELLER to BUYER at the Closing;

(b)	those representations and warranties contained in any bill of sale relating to the Assets delivered by SELLER to BUYER at Closing;

(c)	those representations and warranties contained in any instrument of assumption or in any Certificate delivered by BUYER to SELLER at the Closing;

(d)	those representations and warranties contained in any Certificate delivered by SELLER to BUYER at the Closing; and

(e)	the representations and warranties of SELLER contained in Section 3.1(r), which shall only survive for a period of twelve (12) months following the Closing Date.
10.4	Waivers. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:
(a)	any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;

(b)	compliance with any of the covenants or agreements of the other party contained in this Agreement;

(c)	the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and

(d)	satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.
10.5	Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.
If to SELLER:
Premier Bank & Trust, National Association
6141 Whipple Avenue, N.W.
North Canton, Ohio 44720
Attn: Rick Hull, President
With a copy to:
Vorys, Sater, Seymour and Pease LLP
221 East 4th Street
Suite 200, Atrium Two
Cincinnati, Ohio 45202
Attn: Jason L. Hodges
If to BUYER:
The Commercial and Savings Bank of Millersburg, Ohio
91 North Clay Street
Millersburg, Ohio 44654
With a copy to:

Bricker & Eckler LLP
100 South 3rd Street
Columbs, Ohio 43215
Attn: Jeffery E. Smith
or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

10.6	Parties in Interest; Assignment; Amendment. The rights and obligations of each party hereto shall be binding upon, by the operation of law or otherwise, and shall inure to the benefit of, the parties hereto and their respective successors, legal representatives, and assigns. Except as expressly provided herein, no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other.

10.7	Headings. The headings and table of contents used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8	Terminology. The specific terms that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such schedule):
(a)	The term “business day” shall mean any day other than a Saturday, Sunday, or a day on which either SELLER or BUYER is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

(b)	The term “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

(c)	The term “Permitted Exceptions” shall mean, with respect to the Owned Real Estate and the Leased Real Estate, (i) those five standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy, and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by SELLER to BUYER as indicated in Section 2.1(b) of this Agreement satisfactory to BUYER; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases of Owned Real Estate excluding those which secure borrowed money) which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby as determined by BUYER at its sole discretion; and (iv) such other exceptions as are approved by BUYER in writing.

(d)	The term “person” shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

(e)	Unless expressly indicated otherwise in a particular context, the terms “herein,” “hereunder,” “hereto,” “hereof,” and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any schedule unless such Schedule is specifically referenced) and do not refer to any other document.

(f)	The term “subsidiary” shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.

(g)	The term “overdraft protection” shall include all such programs and product offerings that provide depositor protection for overdrafts including, but not limited to, features sometimes referred to as “overdraft privileges” and the loan relationships created thereby.

(h)	Capitalized terms used in this Agreement that are defined elsewhere in this Agreement shall have the meanings ascribed to then, unless the context otherwise requires.
10.9	Press Releases. SELLER or BUYER, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other. Nothing contained herein shall restrict or prohibit BUYER or SELLER from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation or stock market requirement and limited to information necessary for compliance with same.

10.10	Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, appendices to, and documents delivered in connection with, this Agreement are incorporated into this Agreement by reference and made a part hereof.

10.11	Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event SELLER and BUYER agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

10.12	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and the laws of the United States, as well as regulations issued by relevant agencies thereof.

10.13	Counterparts. This Agreement may be executed in several counterparts and by facsimile and electronic transmission (including by .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.14	Tax Matters. BUYER and SELLER agree that they will file applicable tax returns and other related schedules and documents related to their respective interests based on the allocations in this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ATTEST:	The Commercial and Savings Bank of
Millersburg, Ohio

/s/ Peggy Conn	By:	/s/ Eddie L. Steiner

	Its:	Chairman

ATTEST:	Premier Bank and Trust, National Association

/s/ Aubrey Merrill	By:	/s/ Rick L. Hull

	Its:	President & CEO

SCHEDULES
TO
OFFICE PURCHASE AND ASSUMPTION AGREEMENT

Schedule A —	Description of Owned Real Estate

Schedule B —	Description of Leased Real Estate and Office Lease

Schedule C —	Furniture, Fixtures and Equipment

Schedule D —	Assumed Contracts

Schedule E —	List of Leases, Safekeeping Items and Agreements

SCHEDULE A
DESCRIPTION OF OWNED REAL ESTATE
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A-1

SCHEDULE B
DESCRIPTION OF LEASED REAL ESTATE AND OFFICE LEASE
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B-1

SCHEDULE C
FURNITURE, FIXTURES AND EQUIPMENT
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C-1

SCHEDULE D
ASSUMED CONTRACTS
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SCHEDULE E
LIST OF LEASES, SAFEKEEPING ITEMS AND AGREEMENTS
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